UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2006

MONUMENTAL MARKETING, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-28769

(Commission File Number)

86-0970146

(I.R.S. Employer Identification Number)

7 Abba Hillel Street, Beit Silver, 15th Floor, Ramat-Gan, 52522, Israel

(Address of principal executive offices, including zip code)

972-3-575-1296

(Registrant's telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 16, 2006, we entered into a bridge loan agreement with John Lund, whereby Mr. Lund agreed to lend $50,000 to our company. In consideration for the loan, we have agreed to issue 125,000 of our common shares to Mr. Lund. This loan is evidenced by a promissory note pursuant to which the principal amount, plus simple interest calculated at a rate of 8% per annum, will be repayable in full 120 days after the advance.

We have further agreed to include the 125,000 shares granted to Mr. Lund for registration if we file a registration statement (other than on Form S-8) with the SEC. In the event we undertake a registration of shares and do not include the 125,000 Shares, and/or if the loan was not repaid at 120 days of the execution date of the loan, and/or if the lender chooses to convert the loan into common stock, the Company will issue an additional 50,000 Warrants exercisable at $0.15 a share to Lund.

If the loan is not repaid when it is due, then Mr. Lund may convert any or all of the outstanding amount into our common stock at a price of $0.10 per share.

Item 3.02 Unregistered Sales of Equity Securities.

On November 16, 2006, under the terms of a bridge loan agreement, we have agreed to issue 125,000 restricted common shares to John Lund. The 125,000 shares of our common stock will be issued pursuant to an exemption from registration under Section 4(6) of the Securities Act of 1933.

Any shares issued to Mr. Lund in the event that the loan is not repaid when it is due will be issued pursuant an exemption from registration under Section 4(6) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

10.1	Bridge Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONUMENTAL MARKETING, INC.

Per: /s/ Haim Karo

Haim Karo

President

Dated: November 24, 2006